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Exhibit 10.35.1

List of Omitted Indemnification Agreements

1.	Dana K. Anderson
2.	Richard A. Bayer
3.	Arthur M. Coppola
4.	Edward C. Coppola
5.	James S. Cownie
6.	Tony Grossi which was executed January 8, 2007.
7.	Fred S. Hubbell
8.	Diana M. Laing
9.	Stanley C. Moore
10.	Thomas E. O'Hern
11.	Dr. William P. Sexton

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  Exhibit 10.35.1
List of Omitted Indemnification Agreements